Aberdeen Standard Investments ETFs 485BPOS

Exhibit (a)(6)

Aberdeen Standard Investments ETFs

Certificate of Establishment and

Designation of Series and Share Classes

The undersigned, Secretary of Aberdeen Standard Investments ETFs (the “Trust”), a multi-series Delaware statutory trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the following resolutions changing the names of the Trust and its Series as set forth below, were duly adopted by the Board of Trustees of the Trust on May 17, 2021, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Declaration of Trust, and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof:

Establishment and Designation of New Fund

RESOLVED, that the establishment and designation of Aberdeen Bloomberg Industrial Metals Strategy K-1 Free ETF (the “New Fund”) as a series of the Trust be, and hereby is, confirmed and approved; and it is

FURTHER RESOLVED, that pursuant to Article III, Section 1 of the Trust’s Declaration of Trust, the Board of Trustees (the “Board”) of the Trust hereby creates and designates an unlimited number of shares, without par value, of beneficial interest of the New Fund; and it is

FURTHER RESOLVED, that the New Fund shall have all of the rights and preferences of a separate series of shares of the Trust, as set forth in Article III of the Trust’s Declaration of Trust, and that the shares of the New Fund shall represent interests in the assets of only the New Fund.

General Authorization

RESOLVED, that the officers of the Trust be, and they hereby are, authorized and empowered to execute all instruments and documents and to take all actions, including, without limitation, to correct any errors and omissions in the foregoing resolutions, as they or any one of them in his or her sole discretion deems necessary or desirable to carry out the intent and accomplish the purposes of the foregoing resolutions; and it is

FURTHER RESOLVED, that all actions of any kind previously taken by the officers in connection with the foregoing resolutions be, and hereby are, confirmed, ratified and approved; and it is

FURTHER RESOLVED, that the matters authorized in the foregoing resolutions shall be implemented on such date or dates as the officers may reasonably determine, consistent with the terms of the foregoing resolutions.

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In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 17th day of May 2021.

Aberdeen Standard Investments ETFs

/s/ Megan Kennedy
Megan Kennedy
Secretary

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